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EXHIBIT 2.5

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made this 28th day of May, 2002 (the "Effective Date"), by and between United Drilling Company, an Oklahoma corporation ("United"), U-D Holdings, L.P., at Texas limited partnership ("U-D") (United and U-D are collectively referred to herein as the "Sellers") and Pioneer Drilling Services, Ltd., a Texas limited partnership ("Purchaser"). The individuals listed on Exhibit A attached hereto (the "Principals") are made parties to this Agreement only with respect to the representation and warranty set forth in paragraph (d) of Section 6 below, and agree to be jointly and severally liable for any breach of paragraph (d) of Section 6 below.

WITNESSETH:

        WHEREAS, United has engaged in the land contract drilling business using rigs owned by U-D (the "Business") and United and U-D have decided to sell all of the operating assets of the Business, including the rigs owned by U-D; and

        WHEREAS, the operating assets of the Business consist of the two (2) drilling rigs and related equipment (individually a "Rig" and collectively "the "Rigs") and the vehicles described on Exhibit B attached hereto (collectively, the "Assets"); and

        WHEREAS, Purchaser is desirous of purchasing the Assets from Sellers;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

        1.    Purchase and Sale of the Assets. On and subject to the terms and conditions of this Agreement, Sellers shall sell, transfer and assign to Purchaser and Purchaser shall purchase and acquire from Sellers on the Closing Date (as hereinafter defined), all of Sellers' right, title, interest and benefit in and to the Assets, free and clear and expressly excluding all debts, liabilities, obligations, taxes, liens and encumbrances of any kind, character or description. Exhibit B specifies those Assets which are owned by United and those as Assets which are owned by U-D.1.

        2.    Assumption of Liabilities. Except as specifically provided for in Section 11(a) below, Purchaser does not and shall not assume or be responsible for any obligation or liability of Sellers whatsoever.

        3.    Consideration.

          (a)  Based on the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, Purchaser shall purchase, and Sellers agree to sell, assign and transfer to Purchaser, the Assets for the total consideration of Seven Million Dollars ($7,000,000.00) (the "Purchase Price"), payable in cash by wire transfer or certified check of immediately available funds. Not more than $200,000 of the Purchase Price will be allocated and paid to United, with the remainder being allocated and paid to U-D.

          (b)  Within 60 days after the Closing, Purchaser shall prepare the allocation of the Purchase Price amongst the Assets, with the express understanding that such allocation shall be consistent with the division of the Purchase Price between U-D and United. The parties agree that such allocation shall be reported on Internal Revenue Service Form 8594.

        4.    Closing. In the event that Purchaser and Sellers satisfy those conditions set forth in this Agreement, or the conditions unsatisfied are waived in writing, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 A.M., local time on or before the May 28, 2002, or such other date as the parties mutually agree. The time and date of the Closing shall be referred to herein as the "Closing Date." The Closing shall take place at the offices of Matthews & Branscomb, P.C., 112 E. Pecan St., Suite 1100, San Antonio, Texas, or such other time and place as the parties mutually agree.

          (a)  Sellers' Obligations at Closing. At the Closing, Sellers agree to deliver to Purchaser the following:

              (i)  To the Purchaser, a form of General Bill of Sale and Assignment in the form attached hereto as Exhibit "C", pursuant to which Sellers shall convey the Assets to Purchaser;

            (ii)  To the Purchaser, title transfer documents promulgated by the State of Texas to transfer the Assets which are comprised of motor vehicles;

            (iii)  To the Purchaser, certificates as to the existence of U-D (as of a date not earlier than ten (10) days prior to the Closing) in the State of Texas and as to the existence of United in the State of Oklahoma (as of a date not earlier than ten (10) days prior to the Closing);

            (iv)  To the Purchaser, (A) resolutions of the general partner of U-D evidencing the authorization of the execution, delivery and performance of this Agreement by U-D and the consummation of the transactions contemplated hereby, certified by the highest ranking officer or manager of the General Partner of U-D, and (B) resolutions of the board of directors and shareholders of United evidencing the authorization of the execution, delivery and performance of this Agreement by United and the consummation of the transactions contemplated hereby, certified by the president of the United;

            (v)  To the Purchaser, a certificate dated as of the Closing Date and signed by the president of United and the highest ranking officer or manager of the General Partner of U-D to the effect that the representations and warranties of Sellers set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

            (vi)  To the Purchaser, a certified search of the UCC records of the Secretary of State of the State of Texas and the State of Oklahoma and the applicable counties (which searches shall include a search of judgements and abstracts) where Sellers reside, showing that the Assets are free and clear of any liens or encumbrances, or executed UCC-3 termination statements (or such other releases which are necessary to release such liens, judgements and security interests) releasing any security interest, lien or judgement that are reflected in such searches;

          (vii)  To the Purchaser, such additional certificates, proceedings, instruments and other documents as Purchaser may reasonably request to evidence compliance by Sellers with this Agreement and applicable legal requirements and the performance and satisfaction by Sellers, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Sellers;

          (b)  Purchaser's Obligations at Closing. At the Closing, Purchaser agrees to deliver to Sellers, the following:

              (i)  To the Sellers, an aggregate amount of Seven Million Dollars ($7,000,000.00) less $16,915 (for personal property tax pro-ration) by wire transfer to an account or accounts designated by Sellers at or prior to the Closing or by certified check(s);

            (ii)  To the Sellers, resolutions of the general partner of Purchaser evidencing the authorization of the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby, certified by the Secretary of the general partner of Purchaser;

            (iii)  To the Sellers, a certificate dated as of the Closing Date and signed by the President of the general partner of Purchaser to the effect that the representations and warranties of Purchaser set forth in this Agreement, as of the date of this Agreement and as of the Closing, are true and correct in all material respects and that all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing have been so performed or complied with;

            (iv)  To the Sellers, such additional certificates, proceedings, instruments and other documents as Sellers may reasonably request to evidence compliance by Purchaser with this Agreement and applicable legal requirements and the performance and satisfaction by Purchaser, at or prior to the time of Closing, of all agreements then to be performed and all conditions then to be satisfied by Purchaser.

            (v)  To the Seller, certificates of insurance showing the Sellers and Continental Resources as additional insured on Purchaser's liability insurance policies.

        5.    Delivery of Assets.

          (a)  At the Closing, Sellers shall deliver and transfer title to the Assets to Purchaser free, clear and discharged of and from any and all liens, charges, equities, security interests, encumbrances, claims and demands of every kind and character whatsoever. The Rigs are stacked near Driscoll, Texas ("Yard") and shall remain at such location until consummation of the transactions contemplated hereby, or the termination of this Agreement pursuant to Section 14 hereof. All of the Assets are currently located at the Yard and shall remain at the Yard until Closing. Delivery of the Assets shall occur at the Yard.

          (b)  Risk of Loss. It is expressly agreed that the title to, and the risk of loss of, all of the Assets shall pass to Purchaser at Closing and not before.

        6.    Covenants, Representations and Warranties of Sellers. Sellers, jointly and severally, covenant, represent and warrant to Purchaser as follows and acknowledges that Purchaser is relying upon such representations and warranties in entering into this Agreement:

          (a)  Legal Existence of Sellers. United is an Oklahoma corporation duly organized and, validly existing under the laws of the State of Oklahoma and has the power to carry on its business as now being conducted. United is qualified to do business in the State of Texas. U-D is a Texas limited partnership duly organized and, validly existing under the laws of the State of Texas and has the power to carry on its business as now being conducted. U-D is not qualified as a foreign limited partnership in any jurisdiction.

          (b)  Legal Authority. The execution, delivery and performance of this Agreement, and the obligations undertaken by Sellers herein, have been duly authorized and approved by all of the general and limited partners of U-D, and all of the shareholders and directors of United.

          (c)  No Violation of Agreements, Etc. This Agreement constitutes a valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the agreement of limited partnership of U-D, or the articles or bylaws of United, any law applicable to Sellers, or any agreement to which Sellers are a party or by which they are bound.

          (d)  Title to Assets/Sale of all of the Operating Assets of a Business/Principals. Sellers presently own the Assets free and clear of all liens, charges, equities, pledges, mortgages, leases, options, assessments, security interests, restrictions and other encumbrances of any kind whatsoever, including but not limited to liens arising in Peru, any liens by any taxing authority (including the Texas Comptroller), liens created as a result of a lending or business transaction, or any liens arising from labor claims ("Liens"), and Sellers have, and on the Closing Date will have, full right, power, title and authority to sell, transfer and convey the Assets to Purchaser, free and clear of all Liens, and therefore, at Closing the Sellers will transfer the Assets to the Purchaser free and clear of all Liens. Sellers have paid any and all sales and use taxes associated with the Assets or the Business which arose or were due prior to Closing. The Assets constitute the entire operating assets of the Business. Those Assets owned by U-D constitute all of the assets owned by U-D. Those Assets owned by United constitute all of the operating assets of United. Within the past twelve months, Sellers have not made any other sale of any of the assets relating to the Business. It is expressly agreed that the representations and warranties contained in this paragraph are made jointly and severally by the Sellers and the Principals. Those persons listed on Exhibit A, who are the "Principals" under the terms of this Agreement, constitute all of the shareholders of United and all of the partners of U-D (to the extent that any partner of U-D is an entity, the persons owning the interest in such entity are also listed on Exhibit A and are included as Principals).

          (e)  No Litigation. Except as described on Schedule 6(e), there presently exists no litigation, proceeding, action, claim, arbitration, or investigations at law, in equity or otherwise, pending or threatened against Sellers which relates to the Assets and Sellers have no knowledge of any facts or circumstances that would indicate that any such claim exists. Sellers are not subject to any notice, writ, injunction, order, or decree of any court, agency, or other governmental authority affecting the Assets and in which it is a named party. Sellers have not been served with process or otherwise received formal notice with respect to, nor has Sellers been threatened with, any litigation or judicial, administrative, arbitration or other proceeding affecting the Assets.

          (f)    Brokers. If Sellers have retained any broker in connection with the transaction contemplated by this Agreement, Sellers shall be solely responsible for the payment of any compensation due such broker by Sellers.

          (g)  Known Defects. Except as set forth in Schedule 6(g), Sellers know of no defect in the Assets that would prevent them from being used in the normal course of Purchaser's business after the Closing. "Knowledge" and similar references in this Agreement shall mean for all purposes in this Agreement, the actual knowledge of the Principals and the officers and managers of the Sellers.

          (h)  Personal Property. Sellers has delivered or will deliver at Closing all support, maintenance, warranty, and similar agreements related to the Assets. To the knowledge of the Sellers the Assets are in good operating condition for Assets of their respective ages, subject to ordinary wear and tear. Except as to known defects of which the Sellers are aware but have not disclosed to Purchaser, the Assets are purchased in an "AS IS", "WHERE IS" condition. SELLERS HEREBY DISCLAIM ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED (OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT), WITH RESPECT TO THE ASSETS OWNED BY THEM. Sellers take no responsibility whatsoever with respect to any change in the condition of the Assets after Closing.

          (i)    Taxes. The Assets are not in any manner encumbered by any liens arising out of unpaid taxes except for liens for current taxes not yet due and payable.

          (j)    Disclosure. There is no state of facts or circumstances known to Sellers and not disclosed to Purchaser which (i) should be disclosed to Purchaser in order not to make any of the warranties and representations contained herein not false or misleading or, (ii) which otherwise might reasonably be expected to materially affect the Assets or affect Purchaser's decision to enter into this Agreement.

        7.    Covenants, Representations and Warranties of Purchaser. Purchaser covenants, represents and warrants to Sellers as follows and acknowledges that Sellers are relying upon such representations and warranties in entering into this Agreement:

          (a)  Legal Existence of Purchaser. Purchaser is a limited partnership duly organized and validly existing under the laws of Texas and has the power to carry on its business as now being conducted.

          (b)  Legal Authority of Purchaser. The execution, delivery and performance of this Agreement, and the obligations undertaken by Purchaser herein have been duly authorized and approved by the general partner of Purchaser.

          (c)  No Violation of Agreements. This Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms and this Agreement and all transactions contemplated hereby will not result in the violation of any terms of the Agreement of Limited Partnership of Purchaser or any law or agreement to which Purchaser is a party or by which either is bound.

          (d)  Brokers. If Purchaser has retained any broker in connection with the transactions contemplated by this Agreement, Purchaser shall be solely responsible for the payment of any compensation due such broker by Purchaser.

          (e)  Consents and Approvals. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, result in a breach of any of the terms or provisions of, constitute a default (or any event that, with the giving of notice or the passage of time or both, would constitute a default) under, result in the acceleration of any indebtedness under, or performance required by, any agreement, indenture or other instrument to which the Purchaser is a party or by which any of its respective property is bound, its partnership agreement or corporate documents, as applicable, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser. Subject to the foregoing, all consents, approvals and authorizations of, and declarations, filings and registrations with, any governmental or regulatory authority or any other legal entity or person (either governmental or private) required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby have been obtained, made and satisfied.

        8.    Actions Before Closing.

          (a)  Access. Between the date hereof and the Closing Date, Sellers shall afford Purchaser and its counsel and other representatives reasonable access during normal business hours to inspect the Assets, and Sellers shall instruct its officers, employees, accountants and agents to fully cooperate with Purchaser and its counsel, accountants, lenders and other representatives in its investigation and to furnish such additional information as Purchaser and its counsel and other representatives may from time to time reasonably request. Sellers specifically covenants that Sellers will permit Purchaser to conduct such tests and investigations of the Assets as Purchaser may reasonably request. In addition, Purchaser shall be permitted to make abstracts from, or take copies of, such documentation relating to the Assets as may be reasonably required by Purchaser. Sellers shall provide documentation and narrative information regarding the Assets which will assist Purchaser with its due diligence.

          (b)  Schedule Updates. Sellers and Purchaser shall update by amendment or supplement each of the Schedules referred to herein and any other disclosure in writing from either party required by this Agreement to be disclosed by Sellers or Purchaser promptly upon any change in the information set forth in such Schedules or other disclosures. Each party hereby represents and warrants to the other that such Schedules and such written disclosures, as so amended or supplemented by them, shall be true and correct as of the dates thereof; provided however, that the inclusion of any information in any such amendment or supplement, not included in the original Schedule or other disclosure at or prior to the date of this Agreement, shall not limit or impair any right that either party might otherwise have respecting the representations and warranties of Sellers originally contained in this Agreement.

        9.    Conditions Precedent to Closing by Purchaser. Except as expressly waived in writing by the Purchaser, the obligation of Purchaser to purchase the Assets is subject to the following conditions:

          (a)  Approvals. All corporate and other proceedings or actions to be taken by Sellers in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel.

          (b)  Title. Transfer of title on the Closing Date, by Sellers to Purchaser, of the Assets free and clear of all Liens, and delivery of the Assets on the Closing Date free and clear of all Liens.

          (c)  Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Sellers contained herein on or prior to the Closing Date.

          (d)  Representations. The representations and warranties of Sellers shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

          (e)  Documents. Delivery on the Closing Date, by Sellers to Purchaser, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and indefeasible title to the Assets free and clear of all Liens.

          (f)    Damage to Assets. In the event that any of the Assets are materially damaged or destroyed before the Closing Date, Purchaser may, at its option and as its sole remedy, terminate this Agreement, or close the transactions contemplated by this Agreement, in which latter event Purchaser shall receive all of the insurance proceeds resulting from such damage or destruction.

          (g)  Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

          (h)  Deliveries Required by Sellers. Sellers shall have delivered to Purchaser all of the items enumerated in Section 4(a).

          (i)    No Adverse Change. No material adverse change in the Assets shall have occurred after the date of this Agreement and prior to Closing.

          (j)    Completion of Due Diligence. Completion of Purchaser's due diligence investigation of the Assets during which Purchaser shall not have become aware of any material adverse fact or information not previously disclosed in writing to Purchaser, with regard to the Assets.

        10.  Conditions Precedent to Closing by Sellers. The obligation of Sellers to sell the Assets is subject to the following conditions:

          (a)  Deliveries Required by Purchaser. Purchaser shall have delivered to Sellers all items enumerated in Section 4(b).

          (b)  Approvals. All corporate and other proceedings or actions to be taken by Purchaser in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be satisfactory in form and substance to Sellers and Sellers' counsel.

          (c)  Covenants. The fulfillment and/or performance of all agreements, conditions and covenants of Purchaser contained herein on or prior to the Closing Date.

          (d)  Representations. The representations and warranties of Purchaser shall be true, accurate, and complete in all material respects as of the date hereof and as of Closing.

          (e)  Documents. Delivery on the Closing Date, by Purchaser to Sellers, of all such instruments of transfer, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Sellers.

          (f)    Litigation. There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the actions herein contemplated and no legal action or governmental investigation which might reasonably be expected to result in any such injunction or order shall be pending or threatened.

        11.  Additional Covenants.

          (a)  Proration of Taxes and Other Items. All personal property taxes applicable to the Assets shall be prorated to the Closing Date, and after giving effect to such proration adjustments Purchaser shall assume the obligation to pay such taxes for the current tax year. The parties have estimated that the personal property taxes for the Assets for 2002 will be $42,000 and therefore, the agreed proration is $16,915, which amount will be reduced from the Purchase Price. To the extent that the actual personal property taxes are more or less than $42,000, a post-closing adjustment shall be made between Sellers and Purchaser to reflect the actual pro-ration of such taxes and the Sellers and Purchaser agree to make any payment to the other as required as a result of such adjustment. Purchaser and Sellers do not believe that the transactions contemplated by this Agreement are subject to sales tax, however, if they are incorrect, Purchaser shall pay any sales, use tax or transfer tax that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

          (b)  Public Disclosure; No Trading in Stock. Until the Closing, Sellers agree to keep the existence of this Agreement and the terms thereof confidential and only to disclose the existence of this Agreement and its terms on an as needed basis. Purchaser acknowledges that Sellers are required to disclose the existence of this Agreement and the terms hereof to their partners and shareholders for purposes of obtaining their consideration and approval of this Agreement and Sellers agrees to obtain their agreement, for the benefit of the Purchaser, to comply with the terms of this section. Sellers recognize and acknowledge that Purchaser's parent entity, Pioneer Drilling Company, is a publicly traded company, and agrees that the relationship represented by this Agreement, or any non-public material information regarding Pioneer Drilling Company which may be disclosed to Sellers, will not be publicly disclosed, nor facts relating thereto in any manner disseminated by them to any third party, without Pioneer Drilling Company's prior written consent. Further, Sellers further agree not to trade in any securities of Pioneer Drilling Company during the pendency of this Agreement and the transaction contemplated hereby, whether in a public or private transaction(s), or thereafter, so long as Sellers are in possession of any material non-public information regarding Pioneer Drilling Company. Sellers acknowledge and understand that any breach of the terms of this paragraph may result in its violation of applicable securities laws.

          (c)  Further Consents and Conveyances. After the Closing, Sellers shall, without further cost or expense to Purchaser, execute and deliver to Purchaser such additional instruments of conveyance, and take such other and further actions as Purchaser might reasonably request to more completely sell, transfer, and assign to Purchaser the Assets, free and clear of all liens and encumbrances.

          (d)  Use of the Yard. It is expressly agreed that the Purchaser may keep the Assets at the Yard after Closing (without any requirement for payment for use of the Yard) for a reasonable period of time which may exceed ninety (90) days, so long as the Sellers and the owner of the Yard (Continental Resources) are named as additional insureds on Purchaser's liability insurance policies.

        12.  Indemnification.

          (a)  Indemnification of the Parties. Each party, whether the Sellers (who shall be jointly and severally liable for such indemnity obligation) or the Purchaser ("Indemnifying Party"), shall defend, indemnify and hold harmless the other party, its directors, officers, employees and shareholders, and its successors and assigns (the "Indemnified Parties") from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (excluding any punitive damages, but including, without limitation, interest, reasonable legal and accounting fees, court costs and fees and costs on appeal, costs of arbitration and disbursements of counsel) ("Damages") reasonably incurred by an Indemnified Party as a proximate result of:

              (i)  Any breach, violation, falsification, failure to satisfy, or other default in any respect of any warranty, covenant or representation provided herein by the Indemnifying Party.

            (ii)  Any liability or claim arising out of the ownership, use or operation by the Indemnifying Party of the Assets, including, without limitation, the violation of any environmental law, rule or regulation.

          (b)  Claims for Indemnification. The Indemnified Parties shall give notice to the Indemnifying Party of an event giving rise to the obligation to indemnify, allow the Indemnifying Party to assume and conduct the defense of the claim or action, and shall cooperate with the Indemnifying Party in the defense thereof. An Indemnified Party shall not enter into a settlement of any claim or action subject to indemnification without the consent of the Indemnifying Party, which consent shall not unreasonably be withheld.

          (c)  Limitations on Indemnification. No claim, demand, suit or cause of action shall be brought against an Indemnifying Party by an Indemnified Party under this Agreement unless and until the aggregate amount of claims by such Indemnified Party exceeds $20,000.00, in which case the Indemnified Party shall be entitled to indemnification from the Indemnified Party only with respect to claims in excess of such amount. In no event shall the obligations of the Sellers or the Purchaser exceed $7,000,000.

        13.  Survival of Covenants, Representations and Warranties. Except with respect to (i) the covenants of the Sellers and Purchaser which are intended to survive the Closing, which include but are not limited to the indemnity obligations of the parties contained in Section 12, and (ii) Sellers' representations provided for in Section 6(b), (c) (d) and (i) which shall survive indefinitely, and the Principal's representations provided for in Section 6(d) which shall survive indefinitely, the representations and warranties of each of the parties hereto, whether set forth in this Agreement, or in any document, exhibit or schedule delivered in connection with this Agreement shall survive the Closing for a period of two years (2) years following the Closing Date and then expire and, in the event of the dissolution and liquidation of Sellers or either of them, or Purchaser shall survive such dissolution and liquidation and continue, notwithstanding such dissolution and liquidation, to be performable by, and actionable and enforceable against, any person, or persons, to whom, or to which, any of the property of Sellers or Purchaser shall have been distributed as a result of such dissolution and liquidation, but only to the extent of the value of any such property distributed to such person(s).

        14.  Termination and Effect of Termination.

          (a)  Termination. This Agreement may, by notice given prior to or at the Closing, be terminated:

              (i)  by either party if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured to the reasonable satisfaction of the non-breaching party, after the receipt of written notice of such breach and a ten (10) day opportunity to cure;

            (ii)  by Purchaser if any of the material conditions under Section 9 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Purchaser to comply with its obligation under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

            (iii)  by Sellers, if any of the material conditions in Section 10 hereof have not been satisfied as of the Closing Date, or if satisfaction of such a material condition is or becomes impossible (other than the willful and intentional failure of Sellers to comply with its obligation under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

            (iv)  by mutual consent of the Purchaser and Sellers; or

            (v)  by either the Purchaser or Sellers if the Closing has not occurred (other than through the willful and intentional failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Date, or such later date as the parties may agree upon.

          (b)  Effect of Termination. Each party's right of termination under this Section 14 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 14(a) (ii-v), all further obligations of the parties under this Agreement will terminate, save and except confidentiality obligations under Section 11(c); provided however, that if this Agreement is terminated by a party pursuant to Section 14(a)(i) because of a material breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired but only to the extent of the value of any such property distributed to such person(s).

        15.  Specific Performance; Remedies. Each of the parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance.    If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

        16.  Miscellaneous.

          (a)  Entire Agreement and Amendment. This Agreement and the attached exhibits, schedules and other documents delivered hereunder contain the entire agreement between the parties with respect to the matters described herein and are a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

          (b)  Notices. Any notice, demand or other writing of any kind whatsoever which may or shall be given pursuant to this Agreement shall be deemed given if personally delivered or on the third succeeding business day after being mailed by registered or certified mail, postage prepaid and return receipt requested, addressed as follows (or at such address as shall be specified by notice given hereunder):

If to Sellers:	U-D Holdings, L.P. Attn: Peter Dillingham P.O. Box 1669 Enid, Oklahoma 73072
United Drilling Company Attn: Steve Dyche P.O. Box 1146 Enid, Oklahoma 73072
with copy to:	McAfee & Taft Tenth Floor 211 N. Robinson Oklahoma City, Oklahoma 73102 Attn: Robert L. Garbrecht, Esq.

If to Purchaser:	Wm. Stacy Locke Pioneer Drilling Services, Ltd. 9310 Broadway, Building 1 San Antonio, Texas 78217
with copy to:	Daniel M. Elder Matthews & Branscomb, P.C. 112 E. Pecan, Suite 1100 San Antonio, Texas 78205

            (c)    Headings. The background section and all Section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            (d)  Assignment. No party shall assign, transfer, pledge, hypothecate or encumber this Agreement, or any interest herein or hereunder, without the prior written consent of the other party.

            (e)    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g)    Waiver. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

            (h)  Payment of Expenses. Except as specifically described herein, each of the parties shall pay all of the costs which each incurs incident to the preparation, execution and delivery of this Agreement and the performance of the obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants and consultants, whether or not the transactions contemplated by this Agreement shall be consummated.

            (i)    Invalidity. The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

            (j)    Severability. This Agreement and the transactions contemplated herein constitute one sale and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

            (k)    Governing Law and Choice of Forum. This Agreement is executed and performable in Bexar County, Texas. Texas law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in San Antonio, Bexar County, Texas and all parties expressly consent to the jurisdiction of such courts.

            (l)    Further Assurances. Sellers and Purchaser each agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

(SIGNATURE PAGES FOLLOW)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLERS: U-D Holdings, L.P., a Texas limited partnership
By:	U-D Management Company, L.L.C., a Texas limited liability company, General Partner
By:
Its:
United Drilling Company, an Oklahoma corporation
By:
Its:
PURCHASER:
PIONEER DRILLING SERVICES, LTD., a Texas limited partnership
BY: PDC Mgmt. Co., its sole general partner
By:	Michael E. Little, Chief Executive Officer
SIGNATURE PAGE OF PRINCIPALS ON FOLLOWING PAGE(S)

SIGNATURE PAGE FOR PRINCIPALS
PRINCIPALS:
U-D MANAGEMENT COMPANY, L.L.C., a Texas limited liability company
By:	Name: Peter C. Dillingham Title: Sole Manager
William M. Kallop
Jerry L. Suits, as trustee of the Jerry L. Suits Revocable Trust
Jerry L. Suits
Jeanne G. Dillingham, as trustee of the Jeanne Dillingham Trust
Jeanne G. Dillingham
Dana D. Hutton, as trustee of the Dana D. Hutton Revocable Trust
Dana D. Hutton
Jeanne G. Dillingham, as trustee of the Brady Dillingham Trust
Jeanne G. Dillingham

Leslie D. Ballew
Elizabeth G. Dillingham
Peter C. Dillingham, as trustee of the Peter C. Dillingham Revocable Trust
Peter C. Dillingham
DILCO, LLC, a Oklahoma limited liability company
Dan L. Dillingham, manager
Steven L. Dyche

EXHIBIT "A"
PRINCIPALS

United Drilling Company

William M. Kallop

Jerry L. Suits Revocable Trust

U-D Holdings, L.P.

U-D Management Company

William M. Kallop

Jerry L. Suits Revocable Trust

Jeanne Dillingham Trust

Brady Dillingham Trust

Dana D. Hutton Revocable Trust

Leslie D. Ballew

Elizabeth G. Dillingham

Peter C. Dillingham Revocable Trust

Dilco, LLC (Dan L. Dillingham)

Steven L. Dyche

EXHIBIT B

ASSETS

SCHEDULE 6(e)

LITIGATION

None.

SCHEDULE 6(g)

KNOWN DEFECTS

1.
Spare rotary table needs to be rebuilt.

2.
There is some light wiring which needs to be replaced.

3.
The 5" drill pipe is No. 2 pipe and has some history of washouts. We had planned on replacing this pipe.

QuickLinks

  EXHIBIT 2.5
ASSET PURCHASE AGREEMENT
EXHIBIT "A" PRINCIPALS
EXHIBIT B ASSETS
SCHEDULE 6(e) LITIGATION
SCHEDULE 6(g) KNOWN DEFECTS